UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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WNC HOUSING TAX CREDIT FUND IV, L.P., SERIES 1
(Name of Registrant as Specified In Its Charter)

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January 20, 2016 «ContactName» «BRKNAMEB» «BrkAddress» «BrkCity» «BrkState» «BrkZip»

Re:	WNC Housing Tax Credit Fund IV, L.P., Series 1, a California limited partnership

Link to Consent Solicitation: http://www.wncinc.com/Downloads/Investor/Proxies/NF41.pdf

Dear Registered Rep:

Please know that a Consent Solicitation Statement dated December 15, 2015 (the “Solicitation”) was sent to your client(s) in regard to a proposed sale of Laurel Creek Apartments, a California limited partnership (“Laurel Creek”). The sole general partner of Laurel Creek, San Luis Obispo Non-Profit Housing Corporation (the “Laurel Creek GP”), has negotiated a Memorandum of Understanding (the “MOU”) with the Partnership to purchase the low income housing apartment complex owned by Laurel Creek (the “Property”).  In the aggregate, the original Limited Partners have received a net Federal tax credit return of approximately 145.5% of invested capital. On such date as Laurel Creek is sold, the Partnership would be dissolved (the “Dissolution”). Upon Dissolution, the Partnership would be wound up, and thereafter the Partnership would be terminated and cease to exist.

Cash distributions are expected if a sale occurs in 2016 or in one of the next several years.

The Managing General Partner (“MGP”) is recommending the Solicitation for the following reasons:

•	The MOU was negotiated through a formal mediation, following the initiation of an eminent domain proceeding by the Laurel Creek GP and the threat of litigation by the Partnership.

•
The Laurel Creek GP requires the services of a developer. The MOU provides the Laurel Creek GP and the Partnership have agreed that an affiliate of the MGP (the “Developer”) will act as a developer or co-developer in connection with a substantial rehabilitation of the Property by the purchaser. If the Developer did not act as the developer for the substantial rehabilitation of the Property, the Laurel Creek GP would have to engage another developer to do so. The Developer is experienced in rehabilitating low income affordable housing. As of October 31, 2015, the Developer has served as a developer or co-developer of 68 low income housing properties.

•
The Laurel Creek GP is seeking the services of the Developer in connection with a substantial rehabilitation of the Property.  The purchaser of the Property will be responsible for, and will bear the cost of, any compensation paid to the Developer.

714.662.5565 714.708.8498 F 17782 Sky Park Circle, Irvine, California 92614
wncinc.com

•	The MGP believes the Partnership would have to resort to litigation to cause the Laurel Creed GP to sell the Property to a third party.

•
Any compensation payable to the Developer will be competitive with amounts that would be paid to a non-affiliated developer and will be subject to the prior approval of the California Debt Limit Allocation Committee or the California Tax Credit Allocation Committee.

•	The purchase price offered by the Laurel Creek GP exceeds the appraised value of the Property.

If you have any questions please contact Investor Services by phone or email at investorservices@wncinc.com

Sincerely, WNC Tax Credit Partners IV, L.P., General Partner CLIENT LIST: «Merged»